Exhibit 10.9

Paul M. Meister Chairman & Chief Executive Officer One Van de Graaff Drive, Burlington, MA 01803 T 1 603 929 2245 > F 1 603 929 2434

July 15, 2013

Andrew Suchoff

44 Gardner Way

Hanover, MA 02339

Dear Andrew:

We are pleased to extend to you an offer of employment with inVentiv Health, Inc. (Company) as Chief Human Resources Officer, responsible for our company wide global Human Resources organization. You will work out of our corporate headquarters office in Burlington, MA, reporting directly to me or, to the extent we create such a position, the COO.

We look forward to you starting employment with us on or before August 12, 2014.

Your bi-weekly rate of pay will be $15,384.62, annualized to $400,000, payable per the Company’s regular payroll practices and subject to applicable taxes and withholdings.

Annual Bonus

You will be eligible to participate in the Company’s annual executive incentive program. Your target is 60% of your annual salary. Payments under the bonus program are discretionary and based on factors including achievement to Company and individual objectives. Payment will be in cash or equity of the Company’s parent, at the discretion of the Company. Payment of any bonus is expected to be in the first quarter of the following fiscal/calendar year. You must be employed by the Company at the time of payout in order to be eligible for any bonus. The Company reserves the right to modify or terminate its compensation programs within its discretion.

Signing Bonus

In Addition to the above, in consideration of your transition from your current employer to inVentiv Health and any potential loss of incentive and other compensation associated with your transition, we are pleased to offer you an additional bonus of $100,000, less applicable taxes, $50,000 payable in August, 2013 and $50,000 payable in March, 2014, if you are an active employee on the payment date. By signing below, you agree that if you voluntarily terminate your employment with the Company or are terminated for cause within one year of your start date, you will reimburse the Company for the bonus paid to you. Further, to the extent permitted by law, you hereby authorize the Company to deduct the amount owed to the Company from any and all amounts payable to you by the Company as of your last date of employment, including without limitations, your final paycheck. Any outstanding amount owed must be repaid within 30 days of termination. If you are required to repay this amount within the same tax year (i.e., calendar year), payment must be returned net of taxes. If repayment is made in a subsequent tax year, you must repay the gross amount, per IRS Publication 525, and then deduct the taxes you previously paid from your prior year’s tax return.

Equity Incentive Plan

You will be eligible to participate in the inVentiv Group Holdings Inc. 2010 Equity Incentive Plan per the terms of the plan. Under this program, you will receive an equity award of 3,199 restricted stock units

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with a projected value of $998,088 if the value of the Company increases to three times the value of THL’s initial investment. The award will be in the form of restricted stock units (RSUs) that give you the right to receive shares of common stock of inVentiv Group Holdings, Inc. if Thomas H. Lee Partners, LP (THL), the principal owner of inVentiv Health, sells its interest in inVentiv Health for cash and specified price targets are realized in the transaction. You must be employed on the date of the transaction in order for your RSUs to vest. A specific award agreement will be provided, along with specific plan terms, after formal approval by the Compensation Committee.

Participation in Long Term Incentive Plan

The Company is considering offering a long term incentive plan to its senior executives. Should a long term incentive plan be approved by the Company, you would be a participant in this plan. As CHRO for the Company, you and your team will have responsibility for the design, obtaining approval and administration of such a plan.

Benefit Plans

Below is a list of the benefits you are eligible for as an employee of the Company:

•	Your eligibility for vacation is determined by your date of hire. You are eligible to accrue 4 weeks of vacation annually.

•	The Company currently observes seven (7) designated holidays (plus 2 floating holidays will be awarded).

•	The Company sponsors a 401(k) retirement savings plan, which allows employees to save up to 75% of their eligible compensation on a pre-tax basis. Employees are eligible to enroll in the plan immediately upon hire. The company matches $.50 for every $1.00 up to a maximum of 6%. You must be actively contributing to the 401(k) plan in order to receive the Company match. Company contributions are vested 25% annually after completion of one year of employment and 100% vested upon completion of four years of employment.

•	Group medical, vision, and dental insurance coverage are available. You will be eligible to enroll the first day of the month coincident with or following your date of hire. You will have 30 days from your eligibility date to elect our benefits or you will forfeit your opportunity to select coverage until the next annual open enrollment period.

•	Basic life, accidental death and dismemberment, short term disability, and long term disability insurance coverage are company paid benefits, effective on your date of hire.

Please be aware that this offer of employment is contingent upon the following:

•	Signing a non-competition/non-solicitation agreement to be provided under separate cover.

•	Confirmation of the background investigation for which you have provided your information and we are waiting for the report.

•	The ability to provide the Company with documentation of your authorization to work in the United States, as required by the Federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment.

Failure to comply with the above and/or providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with the Company is on an at-will basis. This means that either you or the Company can terminate the employment relationship at any time, for any reason, with or without notice. This offer letter does not create a contract of employment.

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The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment.

Andrew, I am looking forward to your joining our inVentiv Health leadership team. Please confirm your acceptance by signing and returning this letter within five (5) business days. By signing this offer letter, you represent that you have reviewed and understand the letter and that you are not subject to any restrictions or covenants that would impede your performance of the duties and responsibilities of your position with the Company or violate any applicable agreement.

Sincerely,

/s/ Paul Meister
Paul Meister
Chief Executive Officer

I accept the Company’s offer of employment based on the terms and conditions described in this offer letter.

Andrew J. Suohoff

/s/ Andrew J. Suohoff	07/18/13
Signature	Date

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